Exhibit 99.1

Feihe International, Inc. Reports First Quarter 2012 Financial Results

BEIJING and LOS ANGELES, May 10, 2012 /PRNewswire-Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in China, today announced financial results for the first quarter of 2012. The Company will hold a conference call today at 8:00 am ET.

First Quarter 2012 Financial Highlights:

•	Revenue of $62.9 million in 1Q 2012 vs. $67.7 million in 1Q 2011:

•	Revenue from branded milk powder products was $59.4 million, or 94.4% of total sales, in 1Q 2012 vs. $47.9 million, or 70.8% of total sales, in 1Q 2011

•	Revenue from raw milk powder was $0.9 million, or 1.4% of total sales, in 1Q 2012 vs. $16.1 million, or 23.8% of total sales, in 1Q 2011, and $24.8 million, or 28.5% of total sales in 4Q 2011

•	Gross profit increased to $34.0 million, or 39.3%, in 1Q 2012 vs. $24.4 million in 1Q 2011, and up from $30.9 million in 4Q 2011

•	Gross margin was 54.0% in 1Q 2012 vs. 36.0% in 1Q 2011, up from 35.5% in 4Q 2011

•	Income from operations was $9.7 million in 1Q 2012 vs. $5.0 million in 1Q 2011, and up significantly from a loss of $3.8 million in 4Q 2011

•	Net income was $8.3 million in 1Q 2012 vs. $4.7 million in 1Q 2011, and up significantly from a loss of $10.5 million in 4Q 2011

•	Diluted net income (loss) from continuing operations per common share (“EPS”) was $0.40 in 1Q 2012 vs. $0.23 in 1Q 2011, and up significantly from $(0.31) in 4Q 2011

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, "We are extremely pleased with our first quarter results. Our high margin and strongly improved net income demonstrated the effectiveness of our decision to concentrate on the sales of our premium branded infant formula products. In particular, sales of AstroBaby grew 203.2% and Feifan grew 74.6% compared to the first quarter of 2011. Net income improved 179.0% in the first quarter of 2012 compared with the fourth quarter of 2011. We will remain focused and committed to expanding sales of our premium infant formula."

The Company's revenue of $62.9 million in the first quarter of 2012 represents a decrease of $4.8 million compared to the first quarter of 2011. This decrease was primarily attributable to a $15.2 million decrease in sales of raw milk powder and a $1.5 million decrease in sales of soybean powder, offset in part by sales of milk powder of $11.5 million. This decrease more broadly reflects the Company’s decision to decrease the production of raw milk powder, which generated a negative margin during the first quarter of 2012.

The Company’s gross profit was $34.0 million in the first quarter of 2012, up 39.3% from $24.4 million in the first quarter of 2011, and up 10.0% sequentially from $30.9 million in the fourth quarter of 2011. Gross margin for the first quarter of 2012 was 54.0%, compared to 36.0% in the first quarter of 2011, up from 35.5% in the fourth quarter of 2011. The increase in the Company’s gross profit for the first quarter of 2012 was primarily due to increased sales of premium and super-premium milk powder and decreased cost of raw milk powder.

The Company’s income from operations increased to $9.7 million in the first quarter of 2012, up from $5.0 million in the first quarter of 2011, and up significantly from a loss of $3.8 million in the fourth quarter of 2011. Sales and marketing expenses increased $2.8 million, or 18.2%, to $18.8 million in the first quarter of 2012 from $15.9 million in the first quarter of 2011, and decreased 24.8% compared to $25.0 million in the fourth quarter of 2011. General and administrative expenses decreased to $5.6 million in the first quarter of 2012 from $5.7 million in the first quarter of 2011, and decreased $4.1 million, or 42.3%, compared to $9.7 million in the fourth quarter of 2011.

The Company’s net income attributable to the Company for the first quarter of 2012 was $8.3 million, or diluted EPS of $0.40, an increase from $4.7 million, or diluted EPS of $0.23, in the first quarter in 2011, and a significant increase from the net loss attributable to the Company of $10.5 million, or diluted EPS of $(0.31), in the fourth quarter of 2011.

As of March 31, 2012, the Company had cash and cash equivalents of $9.8 million and total current assets of $194.8 million, compared to cash and cash equivalents of $15.4 million and total current assets of $200.5 million as of December 31, 2011. The Company had working capital of $18.6 million as of March 31, 2012.

Mr. Liu Hua, the Company's Vice Chairman and Chief Financial Officer, stated, "We are pleased to report our first quarter 2012 financial results today. Given our strong growth, we are very confident in our business going forward. In addition, we completed the redemption of all of Sequoia’s redeemable common stock in April 2012. We are continuing our plan of focusing on sales of premium products and look forward to bringing value to consumers and our shareholders."

Conference Call Details

The Company will also hold a conference call on May 10, 2012 at 8:00 am Eastern Time to discuss its results. Listeners may access the call by dialing the following numbers:

United States toll free:	1-877-675-4753
Hong Kong toll free:	800-968-835
Northern China toll free:	10-800-714-1511
Southern China toll free:	10-800-140-1377
International:	1-719-325-4917

The replay will be accessible through May 17, 2012 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	1811442

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company's operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company's plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "targets," "could," "would," and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011 and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.:	zhangdongshu@feihe.com
In China:	Doris Zhang
86-10-8457-4688 x8810
zhangdongshu@feihe.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2012	December 31, 2011
	US$	US$
Assets
Current assets:
Cash and cash equivalents	9,849,284	15,353,882
Restricted cash	2,777,800	1,056,579
Notes and loans receivable, net of allowance for doubtful accounts of $3,350,056, as of March 31, 2012 and December 31, 2011	-	-
Trade receivables, net of allowance for doubtful accounts of $810,323 and $810,864, as of March 31, 2012 and December 31, 2011, respectively	14,119,378	40,690,638
Due from related parties	27,280	194,759
Advances to suppliers	19,270,059	11,841,936
Inventories	33,847,620	33,328,949
Prepayments and other current assets	37,795	50,427
Income taxes receivable	2,020,559	1,406,653
Input value-added taxes	1,388,348	965,685
Other receivables	13,537,187	13,742,625
Consideration receivable- current	95,386,958	79,337,423
Investment in mutual funds – available-for-sale	113,777	111,116
Assets held for sale	2,382,801	2,384,391
Total current assets	194,758,846	200,465,063

Investments:	285,799	285,990
Investment at cost	285,799	285,990

Property, plant and equipment:
Property, plant and equipment, net	127,275,263	128,739,637
Construction in progress	15,505,095	14,895,512
	142,780,358	143,635,149

Other assets:
Advance to suppliers – non-current	3,431,727	3,741,454
Long term deposits	67,210,746	46,139,913
Consideration receivables, non-current	-	19,450,201
Deferred tax assets – non-current	9,805,701	9,805,701
Prepaid leases for land use rights	18,165,232	18,280,745
Total assets	436,438,409	441,804,216

Liabilities
Current liabilities:
Short term bank loans	53,150,950	54,616,375
Accounts payable	41,357,588	39,077,499
Accrued expenses	4,144,269	6,943,370
Income tax payable	2,515,408	734,389
Advances from customers	11,626,363	17,899,560
Due to related parties	104,111	86,213
Advances from employees	362,538	415,253
Employee benefits and salary payable	7,211,662	9,777,537
Other payable	33,163,914	39,561,388
Current portion of long term bank loans	5,941,474	5,945,439
Current portion of capital lease obligation	181,296	288,066
Accrued interest	-	395,783
Redeemable common stock (US$0.001 par value, 656,250 and 1,312,500 shares issued and outstanding as of March 31, 2012 and December 31, 2011)	16,379,092	32,696,658
Total current liabilities	176,138,665	208,437,530

Long term bank loans, net of current portion	5,939,762	5,943,726
Capital lease obligation, net of current portion	278,512	430,180
Other long term loans	49,829,495	32,803,289
Accrued interest	-	170,555
Unrecognized tax benefits – non-current	14,608,179	14,806,768
Deferred income	4,904,508	3,711,033
Total liabilities	251,699,121	266,303,081

Commitments and contingencies (see Note 23)

Equity
Feihe International, Inc. shareholders’ equity:
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,714,291 shares issued and outstanding as of March 31, 2012 and December 31, 2011)	19,714	19,714
Additional paid-in capital	60,019,602	58,920,283
Common stock warrants	1,774,151	1,774,151
Statutory reserves	11,341,427	11,341,427
Accumulated other comprehensive income	42,603,017	42,730,802
Retained earnings	68,939,218	60,696,815
Total Feihe International, Inc. shareholders’ equity	184,697,129	175,483,192
Noncontrolling interests	42,159	17,943
Total equity	184,739,288	175,501,135
Total liabilities and equity	436,438,409	441,804,216

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(unaudited)

	Three months ended
	March 31,
	2012	2011
	US$	US$
Sales	62,936,077	67,678,513

Cost of goods sold	(28,957,473)	(43,241,942)

Gross profit	33,978,604	24,436,571

Operating and administrative expenses:
Sales and marketing	(18,768,178)	(15,944,336)
General and administrative	(5,590,235)	(5,720,233)
Total operating expenses	(24,358,413)	(21,664,569)

Other operating income, net	90,454	2,220,451

Income from operations	9,710,645	4,992,453

Other income (expenses):
Interest income	23,473	20,904
Interest and finance costs	(1,145,953)	(1,017,725)
Government subsidy	1,561,348	1,520,150
Income from continuing operations before income tax expenses and noncontrolling interests	10,149,513	5,515,782

Income tax expenses	(1,882,901)	(1,341,683)
Net income from continuing operations	8,266,612	4,174,099
Income from discontinuing operations, net of tax	-	565,444
Net income	8,266,612	4,739,543
Net income attributable to noncontrolling interests	(24,209)	(42,867)
Net income attributable to common stockholders of Feihe International, Inc.	8,242,403	4,696,676

Net income	8,266,612	4,739,543
Other comprehensive income, net of tax
Foreign currency translation adjustments	(130,439)	2,299,451
Change in fair value of available for sale investments	2,661	(1,350)
Other comprehensive income	(127,778)	2,298,101
Comprehensive income	8,138,834	7,037,644
Less: comprehensive income attributable to the noncontrolling interest	(24,216)	(24,432)
Comprehensive income attributable to common stockholders of Feihe International, Inc.	8,114,618	7,013,212

Net income from continuing operations per share of common stock
Basic	0.40	0.23
Diluted	0.40	0.23

Net income from continuing operations per share of redeemable common stock
Basic	0.40	0.18
Diluted	0.40	0.18

Net income from discontinued operations, net of tax per share of common stock
Basic	-	0.03
Diluted	-	0.03

Net income from discontinued operations, net of tax per share of redeemable common stock
Basic	-	0.03
Diluted	-	0.03

Weighted average shares used in calculating net income per share of common stock
Basic	19,714,291	19,671,291
Diluted	19,714,291	19,689,849

Weighted average shares used in calculating net income per share of redeemable common stock
Basic	879,809	2,625,000
Diluted	879,809	2,625,000